Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Amendment No. 1 to Registration Statement on Form 10 of Amergent Hospitality Group Inc. (the “Company”) of our report dated June 3, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated and combined balance sheets of Amergent Hospitality Group Inc. and Subsidiaries as of December 31, 2019 and 2018 and the consolidated and combined statements of operations, comprehensive loss, equity (deficit), and cash flows for the years then ended, which is included therein.

/s/ Cherry Bekaert LLP

Charlotte, North Carolina

June 3, 2020